UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 23, 2015

VERISIGN, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of
Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

12061 Bluemont Way, Reston, VA	20190
(Address of Principal Executive Offices)	(Zip Code)
(703) 948-3200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On March 23, 2015, VeriSign, Inc. (“Verisign”) announced a proposed offering of $400 million aggregate principal amount of senior notes due 2025 (the “Offering”). A copy of this press release is attached hereto as Exhibit 99.1.
Verisign is currently in discussions with the lenders under its existing $200 million Credit Agreement, dated as of November 22, 2011 among VeriSign, Inc., the borrowing subsidiaries party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent (the “Unsecured Credit Facility”) to replace that facility with a new $200 million unsecured credit facility (the “New Unsecured Credit Facility”) that would mature in March 2020. The New Unsecured Credit Facility would have substantially the same terms as the Unsecured Credit Facility, except for the extension of the maturity, a modification of the leverage ratio financial covenant and certain other technical amendments. The closing of the Offering and the replacement of the Unsecured Credit Facility with the New Unsecured Credit Facility are not contingent upon each other. No assurance can be given that Verisign will reach agreement with its lenders to replace the Unsecured Credit Facility with the New Unsecured Credit Facility.

The information in Item 7.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01.	Other Events.

In connection with the Offering, Verisign issued a press release. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

99.1	Text of press release of VeriSign, Inc. issued on March 23, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: March 23, 2015	By:	/s/ Thomas C. Indelicarto
Thomas C. Indelicarto
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
Exhibit 99.1	Text of press release of VeriSign, Inc. issued on March 23, 2015.